News
Merrill Lynch & Co., Inc.

World Headquarters North Tower World Financial Center New York, New York 10080

Release date: December 24, 2007

For information contact: Media Relations: Jessica Oppenheim (212) 449-2107 Jessica_oppenheim@ml.com

Investor Relations: Sara Furber (866) 607-1234 Sara_furber@ml.com
MERRILL LYNCH ENHANCES ITS CAPITAL POSITION BY
RAISING UP TO $6.2 BILLION FROM INVESTORS, TEMASEK
HOLDINGS AND DAVIS SELECTED ADVISORS
          NEW YORK, December 24 – Merrill Lynch (NYSE: MER) today announced it has enhanced its capital position by reaching agreements to raise up to $6.2 billion of newly issued common stock in a private placement with Temasek Holdings and Davis Selected Advisors. Merrill Lynch expects these transactions to close by mid-January 2008.
          “One of my first priorities at Merrill Lynch was to strengthen the firm’s balance sheet, and today we have made great progress towards that by bolstering our capital position through these investments and our announced sale of Merrill Lynch Capital,” said John A. Thain, chairman and CEO of Merrill Lynch. “The benefits of these transactions are not limited to strengthening our financial position. We also see significant benefits from partnering with Temasek Holdings given its sizeable investments across Asia, particularly in Singapore, China and India. We view both
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Temasek Holdings and Davis Selected Advisors as savvy investors with proven track records of achieving strong investment returns. Their capital investments will enhance Merrill Lynch’s ability to drive new growth opportunities around the world,” Mr. Thain added.
          Temasek Holdings will invest $4.4 billion in Merrill Lynch common stock and has the option to purchase an additional $600 million of Merrill Lynch common stock by March 28, 2008. Its ownership position will at all times represent less than 10% of Merrill Lynch’s outstanding common stock. For a summary of other material terms relating to Temasek Holding’s investment, please visit Merrill Lynch’s Investor Relations web site at www.ir.ml.com.
          Davis Selected Advisors will be making a long-term investment of $1.2 billion in common equity. Both Temasek Holdings and Davis Selected Advisors will be passive investors and will not have any rights of control and have no role in the governance of Merrill Lynch.
          “Merrill Lynch is a leading global financial institution, with strong franchises in wealth management, global markets and investment banking. We believe it has an excellent platform with strong growth potential under John’s leadership,” said Manish Kejriwal, Senior Managing Director of Investments, of Temasek Holdings. “This capital raising will enable Merrill’s management to focus on the execution of its business strategy and deliver shareholder value. Our participation in this capital raising exercise is a vote of confidence for the management team, and the underlying strengths of Merrill Lynch’s franchise.”
          “Davis Selected Advisors is extremely pleased to make this long-term investment in one of the most valuable financial services companies in the world,” said Ken Charles Feinberg, of Davis Selected Advisors. “We look forward to a long partnership with Merrill Lynch’s strengthened senior management team and believe the firm’s unique franchise will continue to drive compelling investment opportunities for us in the future.”
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          Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies, with offices in 38 countries and territories and total client assets of almost $2.0 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world’s largest publicly traded investment management companies, with more than $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com
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          Temasek Holdings is an Asia investment firm headquartered in Singapore. Its portfolio spans various industries including telecommunications & media, financial services, real estate, transportation & logistics, energy & resources, infrastructure, engineering & technology as well as bioscience & healthcare. As at end March 2007, the net value of its portfolio is more than US$100 billion, concentrated principally in Singapore, Asia and the OECD economies. Temasek’s total shareholder return since inception in 1974 has been more than 18% compounded annually. It has a corporate credit rating of AAA/Aaa by rating agencies Standard & Poor’s and Moody’s respectively.
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          Davis Selected Advisers, L.P., is an independent investment advisor founded in 1969. Davis Selected Advisors currently manages equity assets of more than $100 billion through a number of funds including the Davis series of mutual funds. The firm’s investment philosophy is to invest in durable, well-managed businesses that can be purchased at value prices and held for the long term. Davis Selected Advisors caters to individual and institutional clients and has offices in New York, NY, Santa Fe, NM and Tucson, AZ. For more information on Davis Selected Advisors, please visit http://www.davisfunds.com.
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